Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 5, 2025 (which includes an explanatory paragraph relating to the Aldabra 4 Liquidity Opportunity Vehicle, Inc.’s ability to continue as a going concern), relating to the financial statements of Aldabra 4 Liquidity Opportunity Vehicle, Inc. as of August 7, 2025 and for the period from July 24, 2025 (inception) through August 7, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 23, 2025